AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 16 day of March, 1999, by and between JUMBOSPORTS INC., a Florida corporation (hereinafter called "Employer"), and ROBERT FLOUM (hereinafter called "Employee").

     WHEREAS, Employer and Employee are parties to that certain Employment Agreement dated December 23, 1998 (the "Prior Employment Agreement");

     WHEREAS, on December 27, 1998, Employer filed its Voluntary Petition for Relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code");

     WHEREAS, pursuant to that certain Order Granting Debtor's Motion for Authority to Pay Officers' Salaries and Directors' Fees and to Honor Existing Compensation Agreements and Policies, entered by Judge C. Timothy Corcoran, III, on February 23, 1999 (the "Compensation Order"), the Prior Employment Agreement was approved, subject to certain required modifications; and

     WHEREAS, the parties hereto desire to amend and completely restate the Prior Employment Agreement to comply with the provisions of the Compensation Order.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby amend and restate the Prior Employment Agreement to read in its entirety as set forth below:

                                   WITNESSETH:

     1. Employment. Employer hereby agrees to continue to employ Employee, and Employee hereby agrees to continue his employment with Employer, upon the terms and conditions hereinafter set forth.

         2. Effect of Compensation Order. Employer and Employee intend that this Agreement shall comply in all respects with the provisions of the Compensation Order, and the Compensation Order is incorporated herein by this reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Compensation Order, the provisions of the Compensation Order shall control.

     3. Effect on Prior Agreements. Employer and Employee hereby acknowledge and agree that this Agreement supersedes any prior or contemporaneous agreement, representation or understanding, oral or written, between Employer and Employee regarding the terms and conditions of Employee's employment with Employer, including, without limitation, the Prior Employment Agreement.

     4. Term. The term of this Agreement shall commence effective as of February 23, 1999 (the "Effective Date"), and shall, subject to prior termination pursuant to paragraph 8 of this Agreement, terminate on the latest of (a) the effective date of a plan of reorganization with respect to the Employer, (b) the dismissal of the Chapter 11 proceeding with respect to the Employer or (c) December 31, 1999.

     5. Duties. The Employee is engaged as Chief Operating Officer of the Employer. The Employee shall have such duties, responsibilities and accommodations as the Employer's Board of Directors shall designate to that position.

     6. Extent of Service. Employee shall exclusively devote his entire working time, energy and attention to his duties hereunder, provided that the Employee may (i) make passive investments in entities which are not publicly traded and which are not competitive with, or suppliers of goods or services to, Employer,
(ii) own up to 2% of the outstanding equity securities of any entity which is publicly traded on a national securities exchange or on the NASDAQ Stock Market, and (iii) with the approval of the Board of Directors, serve on boards of corporations that do not compete with the Company or serve on boards for or engage in activities of a community, civic or public interest nature.

     7. Compensation and Benefits. During the term of this Agreement, Employer shall pay to Employee the following compensation, which shall be payable, less any withholding and other payroll taxes required by law, in accordance with Employer's normal payroll policies applicable to all of Employer's employees:

     (a) Base Salary. An annual base salary (the "Annual Base Salary") in the amount of Three Hundred Thousand Dollars ($300,000), subject to increase in accordance with the provisions of Schedule A attached to this Agreement and incorporated herein by this reference ("Schedule A").

     (b) Stay or Retention Bonus. Employee is entitled to a retention bonus in accordance with the provisions of Schedule A; provided, however, that for purposes of determining whether Employee is entitled to such retention bonus, the termination of Employee's employment by Employee following a Constructive Termination Event (as defined herein) shall be deemed to be an "involuntarily" termination.

     (c) Success Bonus. Employee is entitled to a success bonus in accordance with the provisions of Schedule A; provided, however, that, for purposes of determining whether Employee is entitled to such success bonus, Employee's employment hereunder shall be deemed to continue following the termination of such employment (i) by Employer without Cause (as defined herein), (ii) by Employee following a Constructive Termination Event (as defined herein), or
(iii) as a result of the death or Permanent Disability (as defined herein) of Employee.

     (d) Other Benefit Programs. During the term of this Agreement, Employee shall be entitled to continue to participate in Employer's executive benefit programs available for senior executive officers as it may exist from time to time, including, without limitation, any temporary housing assistance program in which Employee participates as of the Effective Date.

     8. Termination.

     (a) Termination by Employer. Notwithstanding anything to the contrary contained in this Agreement, this Agreement is not to be considered an agreement for a fixed term or as a guarantee of continuing employment. Accordingly, Employee's employment may be terminated by Employer with or without cause upon immediate written notice to Employee at any time during the term of this Agreement. Additionally, Employee's employment shall automatically terminate upon his death or upon a determination that he is permanently disabled.

     (b) Termination by Employee. Notwithstanding anything to the contrary contained in this Agreement, Employee may resign as an officer and, if applicable, director and terminate his employment with Employer at any time upon 30 days' prior written notice to Employer.

     (c) Effect of Termination. Upon the termination of Employee's employment with Employer for any reason, Employee shall remain entitled to (i) the bi-weekly portion of his Annual Base Salary then due through the date of such termination and (ii) all benefits which are accrued, vested and earned up to the termination date under the terms of any existing benefit plan of Employer such as the vested balance of the employee's account under any retirement or deferred compensation plan and any benefits which are legally required to be provided after termination, such as COBRA benefits ("Legally Earned or Required Benefits"). Except as provided in the preceding sentence, and except for any severance benefit to which Employee may be entitled pursuant to paragraph 9 of this Agreement, Employee shall be entitled to no other benefits or salary from Employer following the termination of Employee's employment hereunder.

     (d) Agreements by Employee. Upon termination of Employee's employment with Employer for any reason, Employee shall (i) immediately return any and all property and records belonging to Employer which are in Employee's possession and shall vacate Employer's offices in a prompt and professional manner and (ii) resign immediately as an officer and, if applicable, director of Employer and any subsidiary of Employer unless Employer indicates in writing to Employee its desire that Employee retain any such position.

     (e) Transition Services. Upon a termination of employment, whether by Employee or by Employer, with or without cause, Employee shall cooperate with Employer in order to insure an orderly and businesslike transfer of Employee's duties to other personnel designated by the Employer. Additionally, Employee shall make himself available for a period of ninety (90) days after such termination, at reasonable times and upon reasonable notice, to consult with Employer and assist Employer with respect to any matters for which Employer requests such assistance; provided that Employer shall reimburse Employee for any reasonable out-of-pocket expense incurred by Employee at Employer's request in connection with such consultation or assistance, and Employer shall schedule such consultation at times which will not interfere with any subsequent employment which Employee has obtained and such consultation shall not require more than an average of two days per month without Employee's consent. A breach of the foregoing provisions by Employee shall be deemed to be a material breach of this Agreement.

     9. Severance Benefits. Employee shall be entitled to severance payments in accordance with the provisions of Schedule A. In addition, if Employee is entitled to receive a severance benefit pursuant to Schedule A, then Employee shall continue to be entitled to his then current benefits pursuant to paragraph 7(d) of this Agreement until the earlier of (x) the date on which Employee becomes entitled to receive comparable benefits from another employer or (y) the date that is one (1) year after the termination of Employee's employment.

     10. Excise Taxes. In the event that any payment to be received by Employee hereunder would be subject to an excise tax pursuant to Section 4999 of the Code, whether in whole or in part, as a result of being an "excess parachute payment" within the meaning of such term in Section 280G(b) of the Code, the amount payable under this Agreement shall be reduced to the largest amount so that no portion of such payment is subject to excise tax pursuant to Section 4999 of the Code. If the amount necessary to eliminate such excise tax exceeds the amount otherwise payable under this Agreement, no payment shall be made under this paragraph and no further adjustment shall be made.

     11. Nondisclosure of Confidential Information and Trade Secrets. Employee shall not disclose, either directly or indirectly, any Confidential Information or Trade Secrets to any other person or otherwise use such Confidential Information or Trade Secrets for any purpose except in connection with his employment with the Employer. For purposes of the foregoing, the term "Trade Secret" has the meaning ascribed thereto in Section 688.002(4), Florida Statutes, or any revision or successor thereto, and the term "Confidential Information" means any technical or nontechnical data, formula, pattern, compilation, program, devise, method, technique, drawing, process, know-how, financial data, financial plan, marketing plan, expansion plan, cost analysis, list of suppliers, customers or their employees, or other proprietary information which is secret and confidential and is not readily and legally available to the public from sources other than Employer.

     12. Injunctive Relief. In the event of a breach or violation or threatened breach or violation by Employee of the provisions of any of the restrictive covenants set forth in paragraph 11 of this Agreement, Employer shall be entitled to an injunction restraining Employee from directly or indirectly engaging in such behavior. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it by law or by this Agreement for breach, violation or threatened breach or violation of any provision of this Agreement, including, by way of illustration and not by way of limitation, the recovery of damages from Employee or any other person, firm, corporation or entity. The provisions of paragraphs 11 and 12 of this Agreement shall survive the termination of this Agreement for any reason. Should Employer bring an action against Employee to enforce any restrictive covenants set forth in this Agreement, the period of restriction applicable to such covenant shall be deemed to begin running on the date of entry of an order granting Employer preliminary injunctive relief and shall continue uninterrupted for the original intended period.

     13. Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned in this paragraph 13:

     (a) The term "Cause" shall mean (i) Employee's commission of any act or acts of fraud or willful misappropriation that result in material expense or harm to Employer; (ii) Employee's default in any material respect in the performance of his obligations, services or duties hereunder (other than a default caused by a medically determinable physical or mental impairment of Employee), which shall include, without limitation, Employee's disregarding written instructions from the Board of Directors of Employer concerning the conduct of his duties hereunder, if Employee has failed to substantially cure such default within thirty (30) days following the delivery by Employer of written notice to Employee specifying in reasonable detail the nature of all claimed defaults and the manner in which Employee may cure such defaults; or
(iii) Employee's conviction of a felony in any state or federal court within the United States.

     (b) The term "Constructive Termination Event" shall mean (x) any action by Employer which is directed at Employee specifically, or which is aimed at a group of employees which includes Employee, and not at all employees generally, and which has the effect of diminishing Employee's compensation, employment responsibilities, authority, or accommodations; or (y) a request by any holder of Employer's outstanding indebtedness that Employee terminate his employment with Employer.

     (c) The term "Permanent Disability" means Employee's inability to perform with reasonable accommodation the essential duties of Employee's position, as existing on the date of this Agreement, as the result of any medically determinable physical or mental impairment which has lasted, or can reasonably be expected to last, for a period of 120 consecutive days or any 180 days in any twelve-month period. The determination of whether Employee is subject to a Permanent Disability shall be made by a licensed medical doctor selected by the Compensation Committee of the Board of Directors of Employer, and the decision of such doctor shall be binding on the parties hereto.

     14. General Provisions.

     (a) Governing Law; Venue. The laws of the State of Florida, excluding its choice of law provisions if such laws would result in the application of laws other than the laws of the State of Florida, shall govern any disputes between the parties, the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereunder. The forum selected for any proceeding or suit related to a dispute between the parties or this Agreement shall be in a federal or state court of competent jurisdiction located in Hillsborough County, Florida. The parties hereto each consent to those courts' personal jurisdiction over them, and waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida is an improper or inconvenient venue.

     (b) Further Action. Each party hereto agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

     (c) No Waiver. No party shall be deemed to have waived any of its rights or remedies hereunder unless such waiver is specific and in writing. No delay or omission by any party in exercising any of its rights or remedies hereunder shall constitute a waiver thereof, or shall constitute any further waiver thereafter. All rights and remedies of a party are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

     (d) Binding Effect; Counterparts. The covenants and agreements contained in this Agreement shall be binding on, and shall inure to the benefit of the successors and permitted assignees of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     (e) Complete Agreement; Modification. This Agreement contains the final, complete, and exclusive expression of the understanding between the parties with respect to the transactions contemplated by this Agreement, and supersedes any prior or contemporaneous agreement or representation, oral or written, by any of them. This Agreement may be modified or amended only by an agreement in writing signed by or on behalf of both parties hereto.

     (f) Notices. All notices, demands and other communications required or permitted hereunder shall be in writing, and shall be deemed given on the third
(3d) day after it is deposited in a United States postal letter box for mailing by first class mail, postage prepaid, certified mail, return receipt requested (regardless of whether the return receipt is subsequently received), and addressed by the sender as follows, or to such other address as the parties may designate to the others in writing:

                  To Employer:                       JumboSports Inc.
                                                     4701 W. Hillsborough Avenue
                                                     Tampa, Florida  33614
                                                     Attention:  President

                  To Employee:                       Robert Floum
                                                     7219 Glennaker Drive
                                                     Tampa, Florida 33607

     (g) Descriptive Headings. The titles and captions preceding the text of the articles and sections of this Agreement are inserted solely for convenient reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

     (h) Severability. If any paragraph, or other provision of this Agreement, or the application thereof, is held to be invalid, illegal, or unenforceable in any respect or for any reason, the remainder of this Agreement, and the application of the paragraph or other provision to a person or circumstance with respect to which it is valid, legal, and enforceable, shall not be affected thereby.

     (i) Gender; Number. Throughout this Agreement, except where the context requires otherwise, the masculine gender shall be deemed to include the feminine and neuter and the singular number shall be deemed to include the plural, and vice-versa.

     (j) Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any public or legal holiday, whether federal or of the State of Florida, the party having such privilege or duty shall have until 5:00 p.m. on the next succeeding regular business day to exercise such privilege or to discharge such duty.

     (k) Continuance of Agreement. The rights, responsibilities and duties of the parties hereto and the covenants and agreements herein contained shall survive the execution hereof, shall continue to bind the parties hereto, and shall continue in full force and effect until each and every obligation of the parties pursuant to this Agreement shall have been fully performed.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.


                                    EMPLOYEE:

                                    By: /s/ B. ROBERT FLOUM
                                    Title: COO

                            COMPENSATION PACKAGE FOR
                                FOR ROBERT FLOUM


1. Base Compensation:

     Continuation of basic compensation and benefits while employed by the Debtor. Any increase in base compensation would require Court approval after notice to the Committees.

2. Stay or Retention Bonus.

     (a) Amount: Six months of base salary
     (b) Date of payment: Already paid
     (c) Conditions to make stay bonus non-refundable: Mr. Floum will stay until the earlier of:

     (i)December 31, 1999;

     (ii) The effective date of a plan of reorganization; (iii) The date that his employment is involuntarily terminated; or (iv) The "bitter end," which would include a Chapter 7 conversion, the cessation of retail business operations (such as by liquidation, stay relief and foreclosure by Foothill, sale of the business, etc.), or dismissal of the Chapter 11 case.

3. Success Bonus.

     (a) Amount: Three to six months, as set forth below.
     (b) Date of Payment: the effective date of a plan of reorganization
     (c) Conditions to six months success bonus.

     (i)Continued employment as of the effective date of the plan;
     (ii)  The  plan is a  non-liquidating  plan;  and
     (iii) The plan has been  supported  by both  Committees.

     (d) Condition of three month success bonus: employment on the effective date of a non-liquidating plan (even if non-consensual).

4. Severance Pay.

     (a) Amount: One year of base compensation
     (b) Date of Payment: Date of termination of employment
     (c) Terms of Payment: Lump sum cash payment
     (d) Condition to payment:

     (i)Mr. Floum's employment is terminated by the debtor in possession prior to the effective date of a plan or reorganization; or
     (ii) Mr. Floum is not offered continued employment by the reorganized debtor at the same or greater salary and benefits and with the same or greater job responsibilities and position, or
     (iii) Mr. Floum's post-confirmation employment is terminated within six months after the effective date.

5. Death or Disability.

     The Stay Bonus will not be refundable if the employee dies or is disabled.